<PAGE 1>
                          SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a)
                   of the Securities Exchange Act of 1934


               Filed by the registrant            X

               Filed by a party other than the registrant

               Check the appropriate box:

                     Preliminary proxy statement

                 X   Definitive proxy statement

                     Definitive additional materials

                                 Soliciting material pursuant to Rule 14a-
          11(c) or Rule 14a-12

                            THE SOUTHERN COMPANY
                            (Name of Registrant as Specified in Its Charter)

                            THE SOUTHERN COMPANY
                            (Name of Person(s) Filing Proxy Statement)


               Payment of filing fee (Check the appropriate box):

                 X $125 per Exchange Act Rule 0-11(c)(l)(ii), 14a-6(i)(l), or 14a-6(j)(2).

                     $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

                     Fee computed on table below per Exchange Act
                     Rules 14a-6(i)(4) and 0-11.

         (1)    Title of each class of securities to which transaction applies:

         (2)    Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

         (4)    Proposed maximum aggregate value of transaction:


                Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


               Amount previously paid:  N/A          Filing party:  N/A

                  Form, schedule or registration statement number:  N/A

                  Date filed:  N/A

                               Southern Company

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS -- MAY 25, 1994

Dear Stockholder:

     The Annual Meeting of Stockholders of THE SOUTHERN COMPANY will be held at the Mobile Convention Center, One South Water Street, Mobile, Alabama on Wednesday, May 25, 1994, at 10:00 a.m. (CDT), for the following purposes:

     (1) Electing 14 members of the board of directors;

     (2) Ratifying the appointment of Arthur Andersen & Co. as independent auditors for 1994;

     (3) Approving the Outside Directors Stock Plan;

     (4) Approving The Southern Company Productivity Improvement Plan for Executive Officers;

     (5) Considering and voting upon stockholder proposals, if presented at the meeting, as described in Items 5 and 6 in the attached proxy statement; and

     (6) Transacting such other business as may properly come before the meeting or any adjournments thereof.

     Your vote is important. Please mark, date, sign, and promptly return the enclosed form of proxy in the enclosed postage-paid envelope. If you attend the annual meeting, you may revoke this proxy by voting in person.

     Only stockholders of record at the close of business on March 28, 1994, are entitled to vote at the meeting.

By Order of the Board of Directors,

Tommy Chisholm
Secretary

Atlanta, Georgia
April 11, 1994

                              THE SOUTHERN COMPANY
                            64 PERIMETER CENTER EAST
                             ATLANTA, GEORGIA 30346

                                PROXY STATEMENT

GENERAL INFORMATION

     This proxy statement and the accompanying form of proxy are being furnished to stockholders in connection with the solicitation of proxies by the board of directors of The Southern Company (the "Company") for use at its 1994 Annual Meeting of Stockholders to be held on Wednesday, May 25, 1994, at 10:00 a.m.
(CDT) in Mobile, Alabama. It is proposed that this proxy statement and accompanying form of proxy first will be sent to the Company's stockholders on or about April 11, 1994.

     The shares represented by your proxy will be voted in accordance with your directions if the proxy is properly signed and returned to the Company before the meeting. Each share is entitled to one vote, except that voting for directors may be cumulative (i.e., in voting for directors each stockholder may multiply the number of shares stated on the form of proxy by the number of directors to be elected and then cast the resulting number of votes among the nominees as desired). Your proxy may be revoked by written request that is received by the secretary of the Company before the annual meeting. If you wish, you may revoke your proxy at the meeting by voting in person.

     At the annual meeting, abstentions will be treated as present for purposes of determining a quorum and shares held by a broker that the broker fails to vote will not be treated as present for purposes of a quorum. Abstentions and broker "nonvotes" will not be counted either for or against any item submitted for vote.

     The board of directors set March 28, 1994, as the record date for the determination of stockholders entitled to notice of and to vote at the 1994 Annual Meeting of Stockholders. On the record date, there were outstanding 648,346,540 shares of common stock, and, to the knowledge of management, no person had beneficial ownership of more than five percent of the outstanding shares.

1. ELECTION OF DIRECTORS

     The proxies, named on the enclosed form of proxy, intend to vote each properly executed proxy for the election of the listed nominees as directors for the ensuing year or until their successors are elected and qualified, unless you specify otherwise. If any nominee becomes unable to stand for election, the proxies will be voted for a substitute nominee or nominees named by the board and for the remaining nominees. The board of directors has no reason to expect that this will occur.

     The affirmative vote of a plurality of shares present and entitled to vote is required for the election of directors.

EDWARD L. ADDISON

Mr. Addison, 63, is chairman of the board and chief executive officer of the Company and chairman of the executive committee of Southern Company Services, Inc. Prior to 1994, he was president and chief executive officer of the Company. He is a director of Alabama Power Company, Georgia Power Company, Southern Company Services, Inc., Southern Nuclear Operating Company, Inc., CSX Corporation, Phelps Dodge Corporation, Protective Life Corporation, Wachovia Bank of Georgia, N.A., and Wachovia Corporation of Georgia. He was elected director of the Company in 1978.

WILLIAM P. COPENHAVER

Mr. Copenhaver, 69, served as chairman of the board and chief executive officer of Columbia Nitrogen Corporation, agricultural and industrial chemicals, from July, 1989 to November, 1989. Prior to July, 1989, he was president and chairman of the board of Columbia Nitrogen Corporation. He is a director of Georgia Power Company, Arcadian Corporation, and Georgia Bank & Trust Company. He was elected director of the Company in 1986.

A. D. CORRELL

Mr. Correll, 52, is chairman of the board and chief executive officer of Georgia-Pacific Corporation, manufacturers and distributors of building products, pulp, and paper. He served as senior vice president of Georgia-Pacific Corporation from 1988 to 1989; executive vice president of Georgia-Pacific Corporation from 1989 to 1991; president and chief operating officer of Georgia-Pacific Corporation from 1991 to May, 1993; and president and chief executive officer of Georgia-Pacific Corporation from May, 1993 to December, 1993, when he was appointed to his current position. He is a director of Trust Company Bank and Trust Company of Georgia.

A. W. DAHLBERG

Mr. Dahlberg, 53, is president of the Company and vice chairman of the executive committee of Southern Company Services, Inc. Prior to 1994, he was president and chief executive officer of Georgia Power Company. He is a director of Georgia Power Company, Southern Company Services, Inc., Southern Electric International, Inc., Southern Nuclear Operating Company, Inc., Equifax, Inc., Protective Life Corporation, Trust Company Bank, and Trust Company of Georgia. He was elected director of the Company in 1985.

PAUL J. DENICOLA

Mr. DeNicola, 45, is president and chief executive officer of Southern Company Services, Inc. and executive vice president of the Company. He was president and chief executive officer of Mississippi Power Company from May, 1989 to April, 1991 and executive vice president of Southern Company Services, Inc. from April, 1991 to January, 1994, when he was appointed to his current position. He is a director of Gulf Power Company, Mississippi Power Company, Savannah Electric and Power Company, SEI Holdings, Inc., Southern Company Services, Inc., Southern Electric International, Inc., Southern Electric Wholesale Generators, Inc., Southern Nuclear Operating Company, Inc., and The Southern Development and Investment Group, Inc. He was elected director of the Company in 1989.

JACK EDWARDS

Mr. Edwards, 65, is a partner of Hand, Arendall, Bedsole, Greaves & Johnston, attorneys. He is a director of Dravo Corporation, HOLNAM Inc., and Northrop Corporation. He was elected director of the Company in 1987.

H. ALLEN FRANKLIN

Mr. Franklin, 49, is president and chief executive officer of Georgia Power Company, president of Piedmont-Forrest Corporation, and executive vice president of the Company. Prior to 1994, he was president and chief executive officer of Southern Company Services, Inc. He is a director of Georgia Power Company, Piedmont-Forrest Corporation, SEI Holdings, Inc., Southern Company Services, Inc., Southern Electric Generating Company, Southern Electric International, Inc., Southern Electric Wholesale Generators, Inc., Southern Nuclear Operating Company, Inc., and SouthTrust Bank. He was elected director of the Company in 1988.

L. G. HARDMAN, III

Mr. Hardman, 54, is chairman of the board and chief executive officer of First Commerce Bancorp, Inc.; chairman of the board of the First National Bank of Commerce, Georgia; and chairman of the board, president, and treasurer of Harmony Grove Mills, Inc. He is a director of Georgia Power Company and was elected director of the Company in 1986.

ELMER B. HARRIS

Mr. Harris, 54, is president and chief executive officer of Alabama Power Company; president of Alabama Property Company, Columbia Fuels, Inc., and Southern Electric Generating Company; and executive vice president of the Company. He is a director of Alabama Power Company, Alabama Property Company, Columbia Fuels, Inc., Southern Company Services, Inc., Southern Electric Generating Company, Southern Nuclear Operating Company, Inc., AmSouth Bancorporation, and AmSouth Bank, N.A. He was elected director of the Company in 1989.

EARL D. MCLEAN, JR.

Mr. McLean, 68, is an owner of the T. C. Griffith Insurance Agency, Inc., insurance and real estate. He is a director of Mississippi Power Company and was elected director of the Company in 1985.

WILLIAM A. PARKER, JR.

Mr. Parker, 66, is chairman of the board of Cherokee Investment Company, Inc., private investments in land, securities, and warehouses. He is a director of Georgia Power Company, Atlantic Realty Company, First Union Real Estate Investment Trust, Genuine Parts Company, Haverty Furniture Companies, Inc., ING North America Insurance Company, Life Insurance Company of Georgia, and Post Properties, Inc. He was elected director of the Company in 1973.

WILLIAM J. RUSHTON, III

Mr. Rushton, 64, is chairman of the board of Protective Life Corporation, an insurance concern. He is a director of Alabama Power Company, AmSouth Bancorporation, AmSouth Bank, N.A., and Protective Life Corporation. He was elected director of the Company in 1971.

GLORIA M. SHATTO

Dr. Shatto, 62, is president of Berry College, Mount Berry, Georgia. She is a director of Georgia Power Company, Becton Dickinson & Company, Kmart Corporation, and Texas Instruments Incorporated. She was elected director of the Company in 1984.

HERBERT STOCKHAM

     Mr. Stockham, 65, is chairman of the board of Stockham Valves & Fittings, Inc., manufacturers of pipe fittings and valves. He is a director of SouthTrust Corporation and Stockham Valves & Fittings, Inc. He was elected director of the Company in 1978.

     Each nominee has served in his or her present position for at least the past five years, unless otherwise noted.

     One report on Form 4 reporting a transaction involving Mississippi Power Company preferred stock that was redeemed by the issuer was not filed with the Securities and Exchange Commission on a timely basis by Mr. McLean. One report on Form 4 reporting a transaction involving the purchase of Company common stock was not filed with the Securities and Exchange Commission on a timely basis by Mr. DeNicola.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL NO. 1.

ADDITIONAL INFORMATION

STOCK OWNERSHIP

     The following table shows the number of shares of the Company's common stock and preferred stock of subsidiary companies owned by the directors, nominees, and executive officers as of December 31, 1993. It is based on information furnished to the Company by the directors, nominees, and executive officers. The number of Company common shares shown does not reflect the stock distribution resulting from the two-for-one common stock split approved by the Company's board of directors in January, 1994. The shares owned by all directors, nominees, and executive officers as a group constitute less than one percent of the total number of shares of the respective classes outstanding as of December 31, 1993.

                                                                              NUMBER OF SHARES
                                                                                BENEFICIALLY
                                           TITLE OF SECURITY                    OWNED(1)(2)
                           -------------------------------------------------  ----------------
Edward L. Addison          Southern Company common stock....................       125,032
William P. Copenhaver      Southern Company common stock....................         1,350
A. D. Correll              Southern Company common stock....................         1,000
A. W. Dahlberg             Southern Company common stock....................        29,287
Paul J. DeNicola           Southern Company common stock....................        10,846
Jack Edwards               Southern Company common stock....................         1,371
H. Allen Franklin          Southern Company common stock....................        19,132
L. G. Hardman, III         Southern Company common stock....................         3,053
Elmer B. Harris            Southern Company common stock....................        35,545
John M. McIntosh           Southern Company common stock....................         7,016
Earl D. McLean, Jr.        Southern Company common stock....................         7,051
William A. Parker, Jr.     Southern Company common stock....................        16,822
                           Georgia Power Company preferred stock............             2
William J. Rushton, III    Southern Company common stock....................         3,000
                           Alabama Power Company preferred stock............            20
Gloria M. Shatto           Southern Company common stock....................         6,003
Herbert Stockham           Southern Company common stock....................         2,785
Louis J. Willie            Southern Company common stock....................         1,587
                           Alabama Power Company preferred stock............           391
                           Georgia Power Company preferred stock............           200
                           Gulf Power Company preferred stock...............            50
Directors, Nominees, and
Executive Officers of the
Company as a Group         Southern Company common stock....................       334,711
(18 persons)               Subsidiary companies preferred stock.............           663

- ---------------

     (1) "Beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security and/or investment power with respect to a security.
     (2) The shares shown include shares of common stock of which certain directors and executive officers have the right to acquire beneficial ownership within 60 days pursuant to The Southern Company Executive Stock Plan, as follows: Mr. Addison, 86,357 shares; Mr. Dahlberg, 4,278 shares; Mr. Franklin, 9,522 shares; Mr. Harris, 14,215 shares; and all directors, nominees, and executive officers of the Company as a group, 132,503 shares. Also included are shares of the Company's common stock held by the spouses of the following directors: Mr. Addison, 670 shares; Mr. Copenhaver, 350 shares; Mr. Edwards, 120 shares; Mr. Harris, 155 shares; Mr. Parker, 22 shares; and Dr. Shatto, 5,067 shares. Each director disclaims any interest in these shares owned by their spouses.

CERTAIN TRANSACTIONS

     During 1993, Alabama Power Company and Southern Company Services, Inc. on behalf of Protective Life Insurance Company collected premiums through payroll deductions of $577,172 from their respective employees electing to purchase various types of insurance policies from Protective Life. During 1993, Southern Company Services, Inc. sold its office building at 800 Shades Creek Parkway, Birmingham, Alabama for a negotiated price of $8,000,000 to a partnership of which Protective Life Corporation is a limited partner. Mr. Rushton owns an interest in and serves as chairman of the board and director of Protective Life Corporation, holding company for Protective Life Insurance Company. Messrs. Addison and Dahlberg also are directors of Protective Life Corporation. During 1993, Alabama Power Company paid Hand, Arendall, Bedsole, Greaves & Johnston $125,720 for legal services. Mr. Edwards is a partner of Hand, Arendall, Bedsole, Greaves & Johnston. During 1993, Alabama Power Company paid L&K Electric Supply $198,863 for electrical supplies. Mr. Willie holds a 25.5 percent interest in L&K Electric Supply. The Company believes that these transactions have been on terms representing competitive market prices that are no less favorable than those available from others.

CORPORATE GOVERNANCE

     The Southern Company is organized as a holding company managed by a core group of officers and governed by a board of directors that has been set at 14. The nominees for election as directors consist of nine nonemployee directors and five officers.

     The board of directors met eight times in 1993. Its five standing committees met a total of 21 times. The average attendance of all directors for the board and committee meetings was 95 percent, and no director attended fewer than 75 percent of board and applicable committee meetings.

     With the exception of the Executive Committee, which is chaired by the Company's chairman of the board, all committee members are nonemployee directors.

CERTAIN COMMITTEES

AUDIT COMMITTEE -- The members of the Audit Committee are Mr. Edwards, chairman, Mr. Copenhaver, and Mr. Stockham. The Audit Committee met six times in 1993. The Audit Committee annually reviews and recommends the selection of the Company's independent auditor and reviews the auditing firm's fees and the scope and timing of audits. The Committee reviews the independent auditor's report or opinion on the Company's financial statements, significant changes in accounting principles and practices, significant proposed adjustments, and any unresolved disagreements with management concerning accounting or disclosure matters. The Committee also oversees the Company's internal accounting and financial controls and annual internal audit plan and activities. The Audit Committee regularly reports its recommendations and findings to the full board of directors.

COMPENSATION COMMITTEE -- The members of the Compensation Committee are Mr. Copenhaver, chairman, Mr. Hardman, Mr. Parker, and Mr. Stockham. The Compensation Committee met three times in 1993. The Compensation Committee reviews the performance of the chairman of the board and the president of the Company and recommends to the board their compensation under the base salary plan, the Performance Pay Plan, and the Productivity Improvement Plan for Executive Officers. It also reviews and makes recommendations to the board on directors' compensation and on certain compensation and benefit programs applicable to the Company's subsidiaries and administers The Southern Company Executive Stock Plan and the Outside Directors Stock Plan.

NOMINATING COMMITTEE -- The members of the Nominating Committee are Mr. Hardman, chairman, Mr. Edwards, Mr. Rushton, and Dr. Shatto. The Nominating Committee met two times in 1993. This Committee identifies and recommends to the board of directors the nominees for election to the board. The Nominating Committee expects normally to identify from its own resources the names of qualified nominees but will accept from stockholders recommendations of individuals to be considered as nominees. Stockholder recommendations, together with a description of the proposed nominee's qualifications, relevant biographical information, and the proposed nominee's signed consent to serve, should be submitted in writing to the secretary of the Company and received by that office by December 13, 1994. The determination of nominees recommended to the board by the Nominating Committee is within the sole discretion of the Committee, and the final selection of the board's nominees is within the sole discretion of the board of directors.

COMPENSATION OF DIRECTORS

     Each nonemployee director of the Company is paid an annual retainer fee of $30,000, of which, if approved by the stockholders, at least $5,000 must be received in Company common stock, and a meeting fee of $1,000 for each meeting of the board of directors attended and for each committee meeting attended. (See Proposal No. 3 on page 15 for additional information about the payment of directors' fees in stock.) Additionally, each committee chairman is paid an annual retainer fee of $5,000. All or a portion of the fees paid in cash may be deferred until membership on the board is terminated.

     The Company also provides retirement benefits to nonemployee directors who are credited with a minimum of 60 months of service on the board of directors of one or more System companies, under The Southern Company Outside Directors Pension Plan. Eligible directors are entitled to benefits upon retirement from the board if retirement is within five years of their normal retirement date. The annual benefit payable is based upon length of service and varies from 75 percent to 100 percent of the annual retainer fee, excluding any committee retainer fee, in effect on the date of retirement. Generally, payments continue for the greater of the lifetime of the participant or 10 years.

EXECUTIVE COMPENSATION

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following report of the Compensation Committee (the "committee") discusses generally the committee's executive compensation objectives and policies and their relationship to corporate performance in 1993. Also, the report specifically discusses the committee's bases for compensation in 1993 of the Company's chairman of the board and chief executive officer (the "chairman"), as reported in the Summary Compensation Table following this report.

EXECUTIVE COMPENSATION OBJECTIVES AND POLICIES

     The committee's objective is to provide a competitive compensation program with appropriate incentives for superior corporate performance, thereby providing a strong and direct link between corporate performance and pay. Performance is defined in several ways, as more fully discussed below, each of which has relevance to the Company's success in the short term, long term, or both. Additionally, executive compensation is variable so that higher performance leads to higher pay and lower performance results in lower pay.

     Total executive compensation (base salary plus incentive compensation) is compared with that of a group of electric and gas utility companies with similar market and operating characteristics and within a comparable size range. Currently, each company in that group has revenues of $3 billion and higher. All but one of these companies are included in the 24 companies that make up the Standard & Poor's Electric Utility Index, the peer group in the five-year performance graph. The committee targets total executive pay levels at the median of this selected group of companies. This is accomplished through a mix of base compensation and short-and long-term incentive compensation. Higher corporate performance, based on various performance measures described below, can result in increased incentive compensation that in turn results in total compensation that is higher than the target. Lower performance results in lower incentive compensation and, therefore, compensation that is lower than the median level of the selected group of companies. If certain performance thresholds are not reached, no incentive compensation is paid.

EXECUTIVE COMPENSATION COMPONENTS

     Total executive compensation, as reported in the Summary Compensation Table, consists of three primary components: base salary, short-term incentive compensation (annual performance bonus), and long-term incentive compensation.

     BASE SALARY. Base salary levels, including the chairman's, are largely determined by comparison with salaries of other gas and electric utility companies of comparable size, as reported in market surveys prepared by independent, outside consultants. All but one of these companies are included in the 24 companies that comprise the Standard & Poor's Electric Utility Index. A salary range above and below the median salary reported in the surveys is established. Base salary increases are based on individual job performance and set within the established competitive salary range. Base salary also can be increased based on a significant increase in job responsibilities. In 1993, base salary increases for the executive officers, including the chairman, averaged five percent -- well within the range of increases for all regular employees. The chairman's base salary level was above the median in 1993; the other named executive officers' base salary levels were at or below the median.

     ANNUAL PERFORMANCE BONUS. All regular employees of the Company's subsidiaries not part of a collective bargaining unit are eligible to receive an annual performance bonus under the Company's Performance Pay Plan.

     Amounts paid to executive officers for 1993 performance were based on the achievement of corporate performance goals and individual objectives. Corporate performance goals are designed to improve operating results in the areas of earnings (return on common equity), competitive cost of electricity, and customer satisfaction. Individual objectives are goals and initiatives that link the corporate performance goals and the Company's strategic direction. The committee believes that achievement of these goals is essential for the Company's continued success and sustained financial performance. The plan provides that in the discretion of the chief executive officer of the Company, extraordinary expenses or income may be excluded for the purpose of calculating the Company's return on equity which can affect the payment of awards under the plan.

     A target performance level is set for each goal. Awards paid are based on performance relative to the established target. Performance above the target level results in proportionately higher payout. Likewise, performance below the target results in proportionately lower payout. No awards are made if performance is below a threshold level or if a minimum earnings level is not achieved. Also, no awards are made if the Company's current earnings are insufficient to fund its common stock dividend at the same level as the prior year.

     The earnings target requires the Company to achieve and maintain a return on common equity by 1995 that ranks in the highest quartile of a large group (approximately 100) of investor-owned electric utility companies -- the companies with which the Company competes for investors. All of the companies in the Standard & Poor's Electric Utility Index are included in this group. (The Standard & Poor's Electric Utility Index is a widely-published index and therefore is considered appropriate for purposes of the Company's five-year performance graph. However, the committee has determined that for purposes of setting an overall earnings goal, the best measure is the larger group of companies used.) The Company improved its position within the highest quartile in 1993. The competitive cost of electricity target requires the Company to establish and keep cost of service in the lowest quartile of 16 electric utilities in the southeastern United States -- companies with similar markets and operating characteristics as the Company -- by 1995. More than one-half of these companies are included in the Standard & Poor's Electric Utility Index. The Company continued to cut costs aggressively in 1993, meeting its annual milestone established for meeting the targeted cost of electricity goal by 1995. The customer satisfaction target required the Company to increase the percentage of customers surveyed saying they are "very satisfied" to 63 percent. During 1993, nearly 64 percent of customers surveyed were "very satisfied." Corporate performance met or exceeded the target levels in all three areas in 1993, resulting in proportionately higher awards. The weight assigned the achievement of corporate performance goals in determining annual performance bonuses paid to the executive officers for 1993 performance averaged 45 percent, with the remainder attributable to the achievement of individual performance objectives. The three corporate performance goals were weighted equally.

     The chairman's target annual performance award opportunity for full achievement of goals was 10 percent of his base salary. Of the annual performance bonus paid to the chairman for 1993 performance, 70 percent was based on the corporate performance goals of return on common equity, customer satisfaction, and cost of service, with the remainder based on individual objectives regarding leadership and strategic initiatives designed to strengthen the Company's performance on both a short-term and long-term basis. The committee found that, under all measurement criteria, performance met or exceeded the targets established for 1993. This resulted in an award under the plan that exceeded the target award opportunity.

     LONG-TERM INCENTIVE COMPENSATION. Long-term incentives for executive officers, including the chairman, are provided through annual grants of performance awards under the Productivity Improvement Plan and annual grants of stock options under the Executive Stock Plan. The committee believes that, together, these plans reflect two primary means of motivating and rewarding improvement in the long-term performance of the Company. Performance awards result in additional compensation based on the Company's average return on common equity performance over a four-year period ranked against a group of electric utility companies located in the southeastern United States. Stock options provide gains to executives only if, in the long term, the Company's common stock price improves over the fair market value of the stock on the date options are granted.

     Productivity Improvement Plan. The target set under the plan requires the Company's return on equity over the four-year performance period to rank in the top quartile of the selected group of companies. Performance at the target level results in an award, payable in cash, ranging from five to 50 percent of the executive officer's salary range midpoint, depending on the level of the position held by the participant. Awards may range from 50 percent of the target if the Company's return on equity is in the second lowest quartile to 125 percent of the target if the Company's return on equity is the best of the selected group. No awards are paid if the Company's return on equity is in the bottom quartile or if the Company's current earnings are insufficient to fund its common stock dividend at the same level as the prior year. The plan provided in 1993 that, in the discretion of the committee, extraordinary expenses or income may be disregarded in calculating the Company's return on equity which can affect the Company's ranking in the group. (Under the Productivity Improvement Plan for Executive Officers, awards may only be paid if the performance goals are achieved in accordance with the formula set forth in the plan. See Proposal No. 4 on pages 15 and 16 of this proxy statement for more information regarding the Productivity Improvement Plan for Executive Officers.) For the plan years ended December 31, 1991, 1992, and 1993, the expense incurred by the Company as a result of the write-off in 1990 of $218 million (after taxes) of the investment in Plant Vogtle was determined to be such an expense.

     For the performance period January 1, 1990, through December 31, 1993, the Company's return on equity was in the highest quartile of the selected group, resulting in awards to the executive officers, including the chairman, of 100 percent of the established target award opportunity.

     Stock Option Grants. Under the Company's Executive Stock Plan, executive officers, including the chairman, are granted stock options that give them the right to purchase shares of the Company's common stock at a specified price. Stock option grants are one of the components of total executive compensation. As discussed above, total executive compensation is targeted at the median total compensation paid by the selected group of large electric and gas utility companies. The estimated annualized value of the stock options granted, if targeted performance is achieved, represented approximately 10 percent of the targeted compensation levels for the last fiscal year. Neither the size of prior option grants nor the number of outstanding grants was considered in determining the size of the latest grants. Historically, the total number of stock options granted annually by the committee to all participants has not exceeded 10 percent of the total number of shares authorized under the plan.

     The committee believes that granting stock options aligns the interests of executives with those of common stockholders in two ways. First, because the exercise price of all stock options granted under the plan is equal to the fair market value on the grant date, there must be an appreciation in the price of the common stock for participants to benefit. Second, long-term performance is encouraged because options vest annually at a rate of 25 percent on the anniversary date of the grant.

SUMMARY

     The committee's policy in setting executive compensation and in establishing the appropriate balance among fixed, short-term, and long-term compensation is designed to clearly link pay and performance. The committee believes that its executive compensation program rewards executives more as stockholders are rewarded. Total executive compensation is increasingly weighted toward long-term incentives and, therefore, toward long-term Company performance and total shareholder return. To achieve these goals, the committee frequently reviews the various pay plans and policies and modifies them as it deems necessary to continue to attract, retain, and motivate talented executives and to pay them competitively.

     The committee determined that for purposes of maintaining the deductibility of executive compensation under the Internal Revenue Code of 1986, as amended, it is necessary to seek stockholder approval of its Productivity Improvement Plan for Executive Officers. For further information on this matter, see Proposal No. 4 on pages 15 and 16 of this proxy statement.

MEMBERS OF THE COMPENSATION COMMITTEE:

W. P. Copenhaver, Chairman
L. G. Hardman, III
W. A. Parker, Jr.
H. Stockham

                           SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the Company's chairman of the board and chief executive officer and each of the other four most highly compensated executive officers of the Company serving as of December 31, 1993. The number of Company common shares shown does not reflect the stock distribution resulting from the two-for-one common stock split approved by the Company's board of directors in January, 1994.

                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                                                -------------------------
                                                ANNUAL COMPENSATION               NUMBER OF
                                      ---------------------------------------    SECURITIES     LONG-TERM
                                                                    OTHER        UNDERLYING     INCENTIVE
                                                                    ANNUAL          STOCK         PLAN       ALL OTHER
                                             SALARY     BONUS    COMPENSATION      OPTIONS       PAYOUTS    COMPENSATION
    NAME AND PRINCIPAL POSITION       YEAR     ($)       ($)        ($)(1)           (#)         ($)(2)      ($)(1)(3)
- ------------------------------------  ----   -------   -------   ------------   -------------   ---------   ------------
E. L. Addison                         1993   734,714   148,118       9,527          23,559       339,714       47,909
  Chairman and CEO,                   1992   696,526   176,331       4,255          26,313       262,579       38,072
  The Southern Company                1991   645,422   104,406                      31,817       221,987
A. W. Dahlberg                        1993   477,967    96,331      17,707          15,322       225,406       44,547
  President, The Southern Company     1992   469,178   110,094       6,508          17,113       171,243       26,979
                                      1991   418,968    67,958                      20,710       126,085
P. J. DeNicola                        1993   313,970    63,641       6,832           7,498       132,986       24,436
  President, Southern Company         1992   272,246    70,272       3,022           8,091        79,519       14,341
  Services                            1991   238,766    33,666                       8,685        44,431
H. A. Franklin                        1993   365,000    73,584      16,438          11,704       140,650       37,298
  President, Georgia Power Company    1992   328,198    84,096       2,704           9,683        90,200       17,669
                                      1991   288,332    43,853                      10,559        64,899
E. B. Harris                          1993   418,818   117,630(4)   23,469          13,446       198,131       39,388
  President, Alabama Power Company    1992   397,499    96,615       9,161          15,018       147,278       24,435
                                      1991   371,491    45,147                      18,344       107,729

- ---------------

     (1) The amounts for 1991 are omitted pursuant to the transition provisions adopted by the Securities and Exchange Commission.
     (2) Payouts made in 1992, 1993, and 1994 for the four-year performance periods ending December 31, 1991, 1992, and 1993, respectively.
     (3) Company contributions in 1993 to the Employee Savings Plan, Employee Stock Ownership Plan, non-pension related accruals under the Supplemental Benefit Plan (ERISA excess plan under which accruals are made to offset Internal Revenue Code imposed limitations under the Employee Savings and Stock Ownership Plans), and payments under a vehicle buyout program, respectively, for the following: Mr. Addison -- $7,672, $1,709, $31,328, and $7,200; Mr.
Dahlberg -- $6,746, $1,709, $18,092, and $18,000; Mr. DeNicola -- $6,745,
$1,709, $8,296, and $7,686; Mr. Franklin -- $8,380, $1,709, $9,209, and $18,000;
and Mr. Harris -- $6,746, $1,709, $12,933, and $18,000.
     (4) Includes a one-time award of $50,000 under the key contributor program in recognition of exemplary performance in 1993. The key contributor program permits an eligible employee's supervisor to make a "spot" award apart from any other compensation plan to recognize a significant contribution made by the employee. Mr. Harris received such an award on the recommendation of the President of The Southern Company.

                              STOCK OPTION GRANTS

     The following table sets forth all stock option grants to the named executive officers during the year ending December 31, 1993. The number of Company common shares shown and the per share exercise price and market price do not reflect the stock distribution resulting from the two-for-one common stock split approved by the Company's board of directors in January, 1994.

                                              INDIVIDUAL GRANTS
                           -------------------------------------------------------
                           NUMBER OF
                           SECURITIES                                                   GRANT DATE VALUE
                           UNDERLYING     % OF TOTAL                                   ------------------
                            OPTIONS     OPTIONS GRANTED   EXERCISE OR                      GRANT DATE
                            GRANTED     TO EMPLOYEES IN   BASE PRICE    EXPIRATION       PRESENT VALUE
          NAME               (#)(1)     FISCAL YEAR(2)     ($/SH)(1)     DATE(1)             ($)(3)
- -------------------------  ----------   ---------------   -----------   ----------     ------------------
E. L. Addison............    23,559            13           42.4375     03/01/1998(4)        91,880
A. W. Dahlberg...........    15,322             9           42.4375     07/19/2003           61,748
P. J. DeNicola...........     7,498             4           42.4375     07/19/2003           30,217
H. A. Franklin...........    11,704             7           42.4375     07/19/2003           47,167
E. B. Harris.............    13,446             7           42.4375     07/19/2003           54,187

- ---------------

     (1) Grants were made on July 19, 1993, and vest annually at a rate of 25 percent on the anniversary date of the grant. Grants fully vest upon termination incident to death, total disability, or retirement. The exercise price is the average of the high and low fair market value of the Company's common stock on the date granted.
     (2) A total of 179,746 stock options were granted in 1993 to key executives participating in the Company's Executive Stock Plan.
     (3) Based on the Black-Scholes option valuation model. The actual value, if any, an executive officer may realize ultimately depends on the market value of the Company's common stock at a future date. This valuation is provided pursuant to Securities and Exchange Commission disclosure rules. There is no assurance that the value realized will be at or near the value estimated by the Black-Scholes model. Assumptions used to calculate this value: price volatility -- 12.45%; risk-free rate of return -- 5.81%; dividend yield -- 5.37%; and time to exercise -- 10 years.
     (4) In accordance with the terms of the Executive Stock Plan, Mr. Addison's unexercised options expire on March 1, 1998, three years after his normal date of retirement.

      AGGREGATED STOCK OPTION EXERCISES IN 1993 AND YEAR-END OPTION VALUES

     The following table sets forth information concerning options exercised during the year ending December 31, 1993, by the named executive officers and the value of unexercised options held by them as of December 31, 1993. The number of Company common shares shown and the per share exercise price and market price do not reflect the stock distribution resulting from the two-for-one common stock split approved by the Company's board of directors in January, 1994.

                                                                                           VALUE OF
                                                            TOTAL NUMBER OF               UNEXERCISED
                                                        UNEXERCISED OPTIONS AT      IN-THE-MONEY OPTIONS AT
                       NUMBER OF                              YEAR-END(#)               YEAR-END($)(2)
                    SHARES ACQUIRED   VALUE REALIZED   -------------------------   -------------------------
       NAME         ON EXERCISE(#)        ($)(1)       EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
- ------------------  ---------------   --------------   -------------------------   -------------------------
E. L. Addison.....   Not exercised              0            86,357/67,436             1,532,755/615,363
A. W. Dahlberg....          14,211        252,008            4,278/43,871               33,957/400,435
P. J. DeNicola....          13,492        200,555              0/19,444                    0/161,552
H. A. Franklin....   Not exercised              0            9,522/26,929               143,378/215,484
E. B. Harris......   Not exercised              0            14,215/37,398              211,494/330,107

- ---------------

     (1) The "Value Realized" is ordinary income, before taxes, and represents the amount equal to the excess of the fair market value of the shares at the time of exercise above the exercise price.
     (2) This column represents the excess of the fair market value of the Company's common stock of $44.125 per share, as of December 31, 1993, above the exercise price of the options. One column reports the "value" of options that are vested and therefore could be exercised; the other the "value" of options that are not vested and therefore could not be exercised as of December 31, 1993.

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1993

     The following table sets forth the long-term incentive plan awards made to the named executive officers under the Company's Productivity Improvement Plan for Executive Officers for the performance period January 1, 1993, through December 31, 1996.

                                                                           ESTIMATED FUTURE PAYOUTS
                                                                          UNDER NON-STOCK PRICE BASED
                                                      PERFORMANCE OR                 PLANS
                                                    OTHER PERIOD UNTIL   -----------------------------
                                        NUMBER OF     MATURATION OR      THRESHOLD   TARGET    MAXIMUM
                 NAME                   UNITS(1)          PAYOUT          ($)(2)     ($)(2)    ($)(2)
- --------------------------------------  ---------   ------------------   ---------   -------   -------
E. L. Addison.........................   383,976          4 years         191,988    383,976   479,970
A. W. Dahlberg........................   265,675          4 years         132,838    265,675   332,094
P. J. DeNicola........................   181,621          4 years          90,811    181,621   227,026
H. A. Franklin........................   226,663          4 years         113,332    226,663   283,329
E. B. Harris..........................   234,145          4 years         117,073    234,145   292,681

- ---------------

     (1) A performance unit is a method of assigning a dollar value to a performance award opportunity. The number of units granted to named executive officers is 50 percent of their base salary range midpoint, with each unit valued at $1.00. No awards are paid unless the participant remains employed by the Company through the end of the performance period. For illustration purposes, the base salary range midpoints have been projected at a four percent growth rate for the four-year term.
     (2) The threshold, target, and maximum value of a unit is $0.50, $1.00, and $1.25, respectively, and can vary based on the Company's return on common equity relative to a selected group of electric and gas utilities in the southeastern United States. If certain minimum performance relative to the selected group is not achieved, there will be no payout; nor is there a payout if the current earnings of the Company are not sufficient to fund the dividend rate paid in the last calendar year. The plan provides that in the discretion of the committee extraordinary income may be excluded for purposes of calculating the amount available for the payment of awards. All awards are payable in cash at the end of the performance period.

                               PENSION PLAN TABLE

                                                 YEARS OF ACCREDITED SERVICE
                               ---------------------------------------------------------------
        REMUNERATION              15         20         25         30         35         40
- -----------------------------  --------   --------   --------   --------   --------   --------
$ 50,000.....................  $ 12,750   $ 17,000   $ 21,250   $ 25,500   $ 29,750   $ 34,000
 100,000.....................    25,500     34,000     42,500     51,000     59,500     68,000
 300,000.....................    76,500    102,000    127,500    153,000    178,500    204,000
 500,000.....................   127,500    170,000    212,500    255,000    297,500    340,000
 700,000.....................   178,500    238,000    297,500    357,000    416,500    476,000
 850,000.....................   216,750    289,000    361,250    433,500    505,750    578,000

     The above table sets forth the estimated combined annual pension benefits under the pension and supplemental defined benefit plans in effect during 1993. Employee compensation covered by the pension and supplemental benefit plans for pension purposes is limited to the average of the highest three of the final 10 years' base salary and wages (reported under column titled "Salary" in the Summary Compensation Table on page 11). As of December 31, 1993, the applicable compensation levels for

Messrs. Addison, Dahlberg, DeNicola, Franklin, and Harris would have been $699,480, $474,012, $283,824, $336,888, and $415,980, respectively. As of
December 31, 1993, Messrs. Addison, Dahlberg, DeNicola, Franklin, and Harris had 39, 33, 24, 22, and 29 years, respectively, of accredited service.

     The amounts shown in the table were calculated according to the final average pay formula and are based on a single life annuity without reduction for joint and survivor annuities (although married employees are required to have their pension benefits paid in one of various joint and survivor annuity forms, unless the employee elects otherwise with the spouse's consent) or computation of the Social Security offset that would apply in most cases. This offset amounts to one-half of the estimated Social Security benefit (primary insurance amount) in excess of $3,000 per year times the number of years of accredited service, divided by the total possible years of accredited service to normal retirement age.

FIVE-YEAR PERFORMANCE GRAPH

     The following performance graph compares the cumulative total shareholder return on the Company's common stock with the Standard & Poor's Electric Utility Index and the Standard & Poor's 500 Index for the past five years. The graph assumes that the value of the investment in the Company's common stock and each index was $100 on December 31, 1988, and that all dividends are reinvested. The shareholder return shown below for the five-year historical period may not be indicative of future performance.

                                   Southern
      Measurement Period            Company      S&P Electric     S&P 500 In-
    (Fiscal Year Covered)        common stock    Utility Index        dex
1988                                       100             100             100
1989                                       142             133             132
1990                                       147             137             128
1991                                       196             178             166
1992                                       233             188             179
1993                                       282             212             197

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The board of directors, upon recommendation of the Audit Committee, has selected Arthur Andersen & Co. as independent auditors for 1994. Representatives of Arthur Andersen & Co. are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions from stockholders. The appointment will be reconsidered by the directors if not ratified by the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 2.

3. PROPOSAL TO APPROVE THE COMPANY'S OUTSIDE DIRECTORS STOCK PLAN

     The board of directors has adopted effective January 1, 1994, subject to stockholder approval, The Southern Company Outside Directors Stock Plan (the "Plan"). The purpose of the Plan is to provide a mechanism for nonemployee directors to automatically increase their ownership of Company common stock and thereby further align their interests with those of the stockholders.

     The Plan will be administered by the Company's compensation committee.

     The Plan provides for the payment to nonemployee directors of $5,000 of their annual retainer fee (currently $30,000) in unrestricted shares of Company common stock, par value $5 per share. Additionally, the Plan will permit participants to elect to receive a greater portion -- up to all -- of their annual retainer fee in shares of Company common stock. The shares will be issued quarterly. The number of shares issued to each participant will be rounded to the nearest whole share amount based on the fair market value of the Company's common stock on the date issued. Presently, there are 10 participants in the Plan.

     The board of directors may amend or terminate the Plan at any time, subject to stockholder approval when required by law or regulation.

     The following table sets forth estimated amounts to be paid under the Plan in 1994:

                          OUTSIDE DIRECTORS STOCK PLAN

    NAME AND POSITION                                                      DOLLAR VALUE ($)
    ---------------------------------------------------------------------  ----------------
    E. L. Addison, Chairman and CEO, The Southern Company................            0
    A. W. Dahlberg, President, The Southern Company......................            0
    P. J. DeNicola, President, Southern Company Services.................            0
    H. A. Franklin, President, Georgia Power Company.....................            0
    E. B. Harris, President, Alabama Power Company.......................            0
    Executive officers as a group........................................            0
    Non-executive directors as a group...................................       47,500
    Non-executive officer employees......................................            0

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 3.

4. PROPOSAL TO APPROVE THE COMPANY'S PRODUCTIVITY IMPROVEMENT PLAN FOR EXECUTIVE OFFICERS

     The Southern Company Productivity Improvement Plan for Executive Officers (the "Plan") was adopted by the board of directors effective as of January 1, 1994. The Company adopted the original Productivity Improvement Plan effective January 1, 1982 (the "Original Plan"). Compensation paid under the Original Plan and a description of it have been disclosed in the Company's proxy statement every year since its effective date. (See the Summary Compensation Table on page 11 and the Compensation Committee Report on pages 7-10 for information on the last three years' payments under the Original Plan.) The Plan is identical to the Original Plan except that its only participants are the

Company's executive officers and it does not permit any discretionary authority to make or alter awards despite non-attainment of goals established under the Plan. The Company's executive officers are no longer eligible to participate in the Original Plan.

     The board of directors is now seeking stockholder approval of the Plan in order to qualify all compensation to be paid under the Plan for full deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) of the Code limits deductibility of certain compensation paid to each of the Company's five most highly compensated executive officers to $1,000,000, per officer, unless the compensation is paid under a performance plan, meeting certain criteria under the Code, that has been approved by stockholders.

     Only executive officers of the Company are eligible to participate in the Plan. Presently, there are seven executive officers participating in the Plan.

     Payments under the Plan are payable in cash and are based upon the ranking of the Company's return on equity over a four-year period within a group of electric utility companies located in the southeastern United States. The targeted performance under the Plan requires the Company's return on equity over the four-year performance period to rank in the top quartile of the selected group of companies. Performance at the target level results in an award ranging from five to 50 percent of the participant's salary range midpoint, depending on the level of the position held by the participant. As discussed more fully in the Compensation Committee Report on pages 7-10, performance at the target level results in a payment to the five most highly compensated executive officers that is 50 percent of their salary range midpoint. No current participant receives less than 30 percent of his salary range midpoint for target-level performance.

     Awards may range from 50 percent of the target award if the Company's return on equity is in the second lowest quartile to 125 percent of the target if the Company's return on equity is the highest among the selected group of companies. No awards are paid if the Company's return on equity is in the bottom quartile or if the Company's current earnings are not sufficient to fund its common stock dividend at the same level as the prior year. Also, the Plan provides that, in the discretion of the compensation committee, extraordinary income may be excluded for the purpose of calculating the Company's return on equity which could result in smaller awards under the terms of the Plan.

     The following table sets forth estimated amounts to be paid under the Plan for the four-year performance period ended December 31, 1994:

              PRODUCTIVITY IMPROVEMENT PLAN FOR EXECUTIVE OFFICERS

NAME AND POSITION                                                              DOLLAR VALUE ($)
- ----------------------------------------------------------------------------   ----------------
E. L. Addison, Chairman and CEO, The Southern Company.......................         383,976
A. W. Dahlberg, President, The Southern Company.............................         265,675
P. J. DeNicola, President, Southern Company Services........................         181,621
H. A. Franklin, President, Georgia Power Company............................         226,663
E. B. Harris, President, Alabama Power Company..............................         234,145
Executive officers as a group...............................................       1,456,606
Non-executive directors as a group..........................................               0
Non-executive officer employees.............................................               0

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 4.

5. STOCKHOLDER PROPOSAL ON ADDITIONAL DISCLOSURE OF EXECUTIVE COMPENSATION

     The Company has been advised that Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N. W., Suite 215, Washington, D.C. 20037, holder of 200 shares of common stock (after the stock distribution on February 28, 1994, resulting from the two-for-one common stock split approved by the Company's board of directors in January, 1994), proposes to submit the following resolution at the 1994 Annual Meeting of Stockholders:

          "RESOLVED: That the shareholders recommend that the Board take the necessary step that the Southern Company specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $100,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payment were due them."

                          STATEMENT OF SECURITY HOLDER

          "REASONS: In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.

          "Last year the owners of 41,093,910 shares, representing approximately 18% of shares voting, voted FOR this proposal.

          "If you AGREE, please mark your proxy FOR this proposal."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL NO. 5 FOR THE FOLLOWING REASONS:

     The Securities and Exchange Commission's proxy solicitation rules (Commission's rules) control disclosure of executive compensation. The Commission determines what information stockholders and the investing public should have to make informed decisions about a company. This is balanced against the burden on a company to supply the requisite information. It would seem reasonable to assume the adequacy of the Commission's rules regarding disclosure of executive compensation and not impose additional requirements on the Company. This proposal, however, seeks to impose more stringent disclosure requirements on the Company than those imposed on other companies by the Commission's rules. The board believes that any changes to the Commission's rules should be uniformly applicable to all companies subject to them.

     Under the Commission's rules, with which the Company complies fully, information regarding all payments to the most highly compensated executive officers is included in a series of tables on pages 11-14 and all executive compensation policies are discussed in the Compensation Committee Report on pages 7-10. It is the board's opinion that the information that would be disclosed were the proposal implemented would not be beneficial to stockholders. No material information on the Company's costs associated with executive compensation would be provided.

     Accordingly, adoption of this proposed resolution, which would impose more stringent disclosure requirements on the Company without imparting any material information to the stockholders, would not be in the best interests of the stockholders of the Company.

     The vote needed to pass the proposed stockholder resolution is a majority of the shares represented at the meeting and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL NO. 5.

6. STOCKHOLDER PROPOSAL ON LIMITING EXECUTIVE COMPENSATION

     The Company has been advised that Mr. and Mrs. Jerome R. Mikulski, 4715 Caviou Place, Colorado Springs, Colorado 80918, holders of 400 shares of common stock (after the stock distribution on February 28, 1994, resulting from the two-for-one common stock split approved by the Company's board of directors in January, 1994), propose to submit the following resolution at the 1994 Annual Meeting of Stockholders:

          "RESOLVED: That the shareholders of The Southern Company recommend that the Board of Directors take the necessary steps to institute a salary ceiling such that no senior executive officer or director or consultant acting in the capacity of an executive officer or director of the Company receive a combined salary and other compensation which is more than one hundred and fifty percent (150%) of the salary provided to the President of the United States."

                          STATEMENT OF SECURITY HOLDER

          "REASONS: There is no corporation which exceeds the size or has the complexity of the government of the United States run by the President of the United States. Even most government agencies far exceed the size as measured by personnel and budget of any private corporation. The President of the United States receives a salary of $200,000, while the heads of agencies and even members of Congress are paid somewhat in excess of $100,000.

          "In order to overcome even the appearance that officers of public corporations run the corporations for their benefit rather than for the benefit of the shareholders, the salary and compensation should not exceed that set forth above. Usually, there is no direct correlation between the profitability of a corporation and the compensation to officers. In fact, in many corporations, the compensation increases even as profits fall. Thus it is clear that compensation does not usually serve as an incentive for a better run or more profitable corporation. Any officer who believes he can better his corporation should be sufficiently motivated by stock options or by his purchase of stock on the open market.

          "There is a general consensus in the United States that corporate officials are grossly overpaid and that this state of affairs is promulgated by the 'hands off' policy of Boards of Directors. Many qualified people would gladly step in and do as good a job as the incumbent officers of the Corporation and they would have no hesitation to serve under the aforementioned ceiling on compensation.

          "If you agree, please mark your proxy FOR this proposal."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL NO. 6 FOR THE FOLLOWING REASONS:

     As discussed more fully in the Compensation Committee Report on pages 7-10, the Company's executive compensation consists of a fixed portion (base salary), a short-term (annual) performance award, a long-term performance award, and annual grants of stock options. With the exception of base salary, all of the Company's executive compensation components are performance-based. In fact, over the past 12 years -- since the adoption of the Productivity Improvement Plan in 1982, the Executive Stock Plan in 1988, and the Performance Pay Plan in
1989 -- the composition of executive compensation has become increasingly performance-based. Performance below a target results in lower total compensation and performance above the target results in higher total compensation.

     Imposition of an arbitrary limitation on executive compensation would severely restrict the board's ability to continue to base executive compensation on corporate performance -- good or bad. Also, the setting of an arbitrary ceiling would make it difficult to establish varying salary levels based on levels of responsibility in the organization. And, finally, imposition of a salary ceiling would inhibit the Company's ability to attract and retain qualified executive officers because other companies with which the Company competes for employees would not be subject to the ceiling.

     Accordingly, the board believes that adoption of this resolution would not be in the best interest of the stockholders of the Company.

     The vote needed to pass the proposed stockholder resolution is a majority of the shares represented at the meeting and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL NO. 6.

7. OTHER BUSINESS

     The board of directors is not aware of any other matters to be presented at the annual meeting for stockholder action. However, the holders of the proxies intend to vote in their discretion on any properly presented matters.

SOLICITATION OF PROXIES

     The cost of soliciting proxies will be paid by the Company and includes reimbursement to brokers, banks, nominees, and other fiduciaries for forwarding proxy material to beneficial owners in accordance with regulations of the Securities and Exchange Commission and the New York Stock Exchange. Officers and other employees of the Company or its subsidiaries may solicit proxies personally or by telephone in certain instances in an effort to have larger representation at the meeting.

STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING OF STOCKHOLDERS

     The deadline for the receipt of stockholder proposals for consideration for inclusion in the Company's proxy statement and form of proxy for the 1995 Annual Meeting of Stockholders is December 13, 1994.

YOUR VOTE IS IMPORTANT

     To save the Company the expense of a second proxy mailing, please mark, date, sign, and promptly return the enclosed form of proxy.

     The Company's 1993 Annual Report to the Securities and Exchange Commission on Form 10-K will be provided without charge to each stockholder upon written request to Tommy Chisholm, Secretary, The Southern Company, 64 Perimeter Center East, Atlanta, Georgia 30346.

Southern Company


- --------------------------------------------------------------------------------
NOTICE OF 1994
ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

TIME:   10:00 a.m. (CDT)
Wednesday, May 25, 1994

PLACE:   Mobile Convention Center
One South Water Street
Mobile, Alabama

- --------------------------------------------------------------------------------

To save the expense of a follow-up mailing, please mark, date, and sign your form of proxy and promptly return it in the postage-paid envelope. If you plan to attend the meeting, please check the appropriate box on the form of proxy and additional information regarding the meeting will be sent to you.




                         EXPLANATION OF DIFFERENCES BETWEEN
                     CIRCULATED DOCUMENT AND ELECTRONIC DOCUMENT

          Notice of Annual Meeting and Proxy Statement

          1.   The  circulated document is  7 1/4 by  8 1/4 inches.   It is
               printed on recycled white financial paper stock and is paste bound.

          2. The type style for the proxy statement is Helvetica. The type size is 10 over 12 point except the table on folio page 11 which is 8 point.

          3. Logos on folio pages 1 and 20 are partially printed in PMS 180 ink. The two horizontal lines and the words "TIME:" and "PLACE:" on folio page 20 are printed in PMS 180 ink.

          4. Folio page 20 contains the phrase "Printed on Recycled Paper" with the appropriate logo.

          5. The phrases "Productivity Improvement Plan" and "Stock Option Grants" on folio page 9 and the last paragraph on folio page 19 are in italics.